Exhibit 21

SUBSIDIARIES OF ASTEC INDUSTRIES, INC.
AS OF FEBRUARY 26, 2025

Subsidiary Name	Percentage Owned	State or Other Jurisdiction of Incorporation
Astec Equipment India LLP	100	India
Allinov Inc.	100	Quebec, Canada
Astec Asia Pacific Ltd.	99.997	Thailand
Astec Australia Pty Ltd	100	Australia
Astec Digital Belgium BV	100	Belgium
Astec Digital Canada Inc.	100	Quebec, Canada
Astec Digital France	100	France
Astec Digital Holdings, LLC	100	Delaware
Astec Digital IP Holding, Inc.	100	British Columbia, Canada
Astec Digital Minds Group Inc.	100	British Columbia, Canada
Astec Digital UK	100	England and Wales
Astec Digital U.S. Inc.	100	Tennessee
Astec do Brasil Fabricacao de Equipamentos Ltda.	92.9	Brazil
Astec, Inc.	100	Tennessee
Astec Industries Holdings, LLC	100	Delaware
Astec Industries LatAm SpA	100	Chile
Astec Insurance Company	100	Vermont
Astec Industries Africa Middle East (Pty) Ltd.	100	South Africa
Astec Industries SA Holdings (Pty) Ltd.	100	South Africa
Astec Industries South Africa (Pty) Ltd.	100	South Africa
Astec Mobile Screens, Inc.	100	Nevada
Audobon Manufacturing Corporation	100	Iowa
B.M.H. Systems Corporation	100	Delaware
B.M.H. Systems Inc.	100	Quebec, Canada
Breaker Technology, Inc.	100	Tennessee
Breaker Technology Ltd.	100	Ontario, Canada
Carlson Paving Products, Inc.	100	Washington
CEI Enterprises, Inc.	100	Tennessee
Concrete Equipment Company, Inc.	100	Nebraska
GEFCO, Inc.	100	Tennessee
Heatec, Inc.	100	Tennessee
Johnson Crushers International, Inc.	100	Tennessee
Kolberg-Pioneer, Inc.	100	Tennessee
Mill Row Limited	100	Northern Ireland
Peterson Pacific Corp.	100	Oregon
Power Flame Incorporated	100	Tennessee
RexCon, Inc.	100	Tennessee
Roadtec, Inc.	100	Tennessee
Telestack Ltd	100	Northern Ireland
Telsmith, Inc.	100	Delaware